     KNOW ALL MEN BY THESE PRESENTS, that the undersigned, Joseph Gantz, has made, constituted and appointed, and by these presents does make, constitute and appoint, each and any of F. Mark Reuter, Storage Acquisition Company, L.L.C. (“SAC”) and EGI-Fund (02-04) Investors, L.L.C. (“Fund 02-04”) with full power of substitution, his true and lawful attorney-in-fact and agent, for him in his name, place and stead individually, to execute, acknowledge, deliver and file any and all filings required by Section 13 of the Securities Exchange Act of 1934, as amended (the “Act”), and the rules and regulations promulgated thereunder respecting Rule 13d, Schedule 13D, and any amendments thereto, together with all filings required by Section 16 of the Act, and the rules and regulations promulgated thereunder, and any amendments thereto, to be filed by him in connection with the acquisition and/or disposition by SAC (of which he is a non-managing member) or Fund 02-04 of shares of common stock, $0.01 per share par value, of Home Product International, Inc., hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may do or cause to be done by virtue hereof.

     The validity of this Power of Attorney shall not be affected in any manner by reason of the execution, at any time, of other powers of attorney by the undersigned in favor of persons other than those named herein.

     WITNESS THE EXECUTION HEREOF this 21st day of October, 2004, by Joseph Gantz.

/s/ Joseph Gantz JOSEPH GANTZ

STATE OF NEW YORK COUNTY OF NEW YORK	) ) )

/s/ Notary Public Notary Public

[Seal of Notary Public]